EXHIBIT 10.1

HUDSON HIGHLAND GROUP EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made effective as of December 31, 2005 by and between Hudson Highland Group, Inc. (the “Company”) and Don Bielinski (the “Executive”).

WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to continue to be employed in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1. Employment. The Company will employ the Executive and the Executive accepts employment as Senior Vice President, Chairman Asia Pac Region, Chairman Human Capital Solutions. The Executive will perform duties normally associated with such position and/or other duties as may be assigned from time to time during the Term as defined in Section 2 below. The Executive shall perform such duties in a manner consistent with applicable laws and regulations and any code of ethics, compliance manual, employee handbook or other policies and procedures adopted by the Company from time to time and subject to any written directives issued by the Company from time to time. The Executive must acknowledge receipt of the Company’s Ethics Policy and confirm that the Executive will comply with the Policy. Failure to confirm compliance annually with the Company’s Ethics Policy will justify termination for cause unless, at the sole discretion of the Board, non-compliance is deemed non-material.

2. Term of Employment. The Executive’s employment under this Agreement will commence on December 31, 2005 (the “Commencement Date”) and will continue for a period of one (1) year thereafter, subject to earlier termination as provided in Section 7 (the “Term”). This Agreement and the Term will be automatically renewed and extended for periods of one (1) year unless the Company or the Executive provides written notice no less than thirty (30) days prior to the expiration of the then-current Term of its or the Executive’s desire not to renew this Agreement.

3. Scope of Responsibilities and Duties. The Executive agrees to devote the Executive’s full business time, attention, efforts and energies in performance of the Executive’s duties and responsibilities hereunder. While employed by the Company, the Executive may not engage in any employment other than for the Company, in any conflicting business activities, or have any financial interest, directly or indirectly, in any business competing with the Company or otherwise engaged in the business of the Company or its affiliates. The foregoing does not prevent the Executive from passively investing in publicly traded securities; provided such investments do not require services on the part of the Executive which would in any way impair the performance of the Executive’s duties pursuant to this Agreement. The forgoing does not prohibit Executive from continuing to serve on the board of any not-for-profit or for-profit entities upon which the Executive served immediately prior to the date of this Agreement, so long as none of the entities engaged in businesses in direct competition with Company.

4. Compensation and Benefits. The Company will provide the Executive with the following compensation and benefits during the Term:

(a) The Company will pay the Executive a salary of $275,000 on an annualized basis, payable in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by the Executive (the “Base Salary”).

(b) The Executive will be entitled to accrue paid vacation at the rate of the greater of (i) four (4) weeks per year, or (ii) the vacation allowance as provided under the Company’s vacation plan that applies to similarly situated employees working at the office location at which the Executive is based. In addition, the Company will provide the Executive with other benefits of employment offered, from time to time to similarly situated employees at the office location at which the Executive is based.

(c) The Executive will receive an annual bonus (with a target bonus of 66.667% of base salary) as provided under the Company’s Senior Management Bonus Plan as is in effect from time to time.

5. Additional Agreements. This Agreement and the Executive’s employment hereunder is contingent upon the Executive’s execution of the General Release and Waiver, which is attached as Attachment A and forms a part of this Agreement. The Executive’s employment hereunder is further contingent upon the Executive’s simultaneous execution of the Confidentiality, Non-Solicitation and Work Product Assignment Agreement and Mutual Agreement to Arbitrate Claims, which is attached as Attachment B and forms a part of this Agreement.

6. Representations and Warranties. The Executive represents and warrants as follows:

(a) All information, oral and written (including, but not limited to information contained on the Executive’s resume), provided by the Executive during the recruiting and employment process is accurate and true to the best of the Executive’s knowledge, and such information does not include any misleading or untrue statement or omit to state any fact necessary to make the information provided not misleading.

(b) The Executive has never been the subject of any investigation or subject to any disciplinary action by any governmental agency, industry self-regulatory body or other employer.

(c) The execution, delivery and performance of this Agreement by the Executive and the Executive’s employment hereunder are not in violation of:

(i) the terms, including any non-competition, non-disclosure, non-solicitation or confidentiality provisions, of any written or oral agreement, arrangement or understanding to which the Executive is a party or by which the Executive is bound; or

(ii) any United States federal or state statute, rule, regulation, or other law, or any judgment, decree or order applicable or binding upon the Executive.

7. Termination. This Agreement and the Executive’s employment may be terminated prior to the expiration of the Term as follows:

(a) Death. If the Executive dies during the Term, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or the Executive’s estate, except to pay the Executive’s estate that portion of the Base Salary earned through the date on which the Executive’s death occurs.

(b) Disability. If the Executive is unable to perform the Executive’s essential job duties and responsibilities due to mental or physical disability for a total of twelve (12) weeks, whether consecutive or not, during any rolling twelve (12) month period, the Company may terminate the Executive’s employment and this Agreement upon five (5) days’ written notice to the Executive. For purposes of this Agreement, the Executive will be considered disabled when the Company, with the advice of a qualified physician, determines that the Executive is physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Executive’s essential job duties. The Executive shall cooperate with the Company in obtaining the advice of a qualified physician regarding the Executive’s condition. In the event of termination pursuant to this Section 7(b), the Company will be relieved of all obligations under this Agreement, provided that the Company will pay to the Executive that portion of the Base Salary under Section 4(a) which has been earned through the date on which such termination occurs.

(c) Discharge without Cause. The Company may terminate the Executive and this Agreement at any time during the Term for any reason, without Cause (as defined in Section 7(e) below) upon thirty (30) days’ written notice to the Executive. If the Company gives notice of non renewal of employment within the 30 day period as provided in Section 2, it will be treated as a termination without cause. Upon such termination, the Company will have no further liability to the Executive other than to provide the Executive with (i) that portion of the Base Salary under Section 4(a) earned through the date of the termination, (ii) severance pay in an amount equal to the Executive’s then-current Base Salary, less applicable deductions, for a period of twelve (12)months following such termination (the “Severance Period”), and (iii) the Company’s portion of the premium for continued coverage under the Company’s group health and dental insurance plan during the Severance Period, provided the Executive applies and remains eligible for such continuation coverage under applicable law, and provided further that the Executive authorizes the Company to deduct the Executive’s portion of such premiums from the severance payments. It is understood that the period the Company makes such payments will run concurrently with the period of continuation coverage for which the Executive may be eligible under applicable law. The Executive’s receipt of the severance payments and premium payments by the Company set forth in this paragraph (7) are conditioned upon the Executive executing a comprehensive release and waiver agreement and covenant not to sue as provided by the Company at the time of termination. Severance payments will be made in equal installments on dates corresponding with the Company’s regular pay dates during the Severance Period.

(d) Termination for Cause. The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause as defined below. In such case, this Agreement and the Executive’s employment shall terminate immediately and the Company shall have no further obligation to the Executive, except that the Company shall pay to the Executive that portion of the Base Salary under Section 4(a) earned through the date on which such termination occurs.

(e) Definition of Cause. For purposes of this Agreement, Cause shall be defined as:

(i) the willful or negligent failure of the Executive to perform the Executive’s duties and obligations in any material respect (other than any failure resulting from Executive’s disability), which failure is not cured within fifteen (15) days after receipt of written notice thereof, provided that there shall be no obligation to provide any additional written notice if the Executive’s failure to perform is repeated and the Executive has previously received one (1) or more written notices;

(ii) acts of dishonesty or willful misconduct by the Executive with respect to the Company;

(iii) conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge;

(iv) repeated refusal to perform the reasonable and legal instructions of the Executive’s supervisors; or

(v) any material breach of this Agreement or Attachment A; or

(vi) failure to confirm compliance with the Company’s Ethics Policy after 10 days’ written notice requesting confirmation.

(f) Resignation. The Executive may voluntarily resign from employment at any time during the Term upon 3 months’ written notice and in compliance with the provisions of Attachment B. In such event, the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive that portion of the Base Salary under Section 4(a) earned through the date on which such resignation is effective.

(g) The Executive remains obligated to comply with the Executive’s obligations and duties pursuant to Attachment A despite the termination of this Agreement and the Executive’s employment for any reason.

(h) During employment and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees to cooperate fully with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive’s employment. The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby.

(i) During and after the termination of this Agreement and the Executive’s employment for any reason, the Executive and Company agree that, except as may be required by the lawful order of a court or agency of competent jurisdiction, Executive and Company will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the other party, and in the case of the Company, any of its affiliates, or any of their past or present employees, officers or directors.

8. Change in Control. Notwithstanding any other provisions of this Agreement to the contrary:

(a) Employment Period. If a Change in Control (as defined below) occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the period commencing on the date of a Change in Control and ending on the first anniversary of such date (the “Employment Period”) and thereafter in accordance with Section 2 of this Agreement, and the Executive will remain in the employ of the Company in accordance with and subject to the terms and provisions of this Agreement.

(b) Covered Termination. If there is any termination of the Executive’s employment during the Employment Period (subject to Section 8(e)) by the Executive for Good Reason (as defined below), or by the Company other than by reason of (i) death pursuant to Section 7(a), (ii) disability pursuant to Section 7(b), or (iii) Cause (a “Covered Termination”), then the Executive shall be entitled to receive, and the Company shall promptly pay, that portion of the base salary under Section 4(a) earned through the date of the termination and, in lieu of further base salary for periods following such termination, as liquidated damages and additional severance pay, the Termination Payment pursuant to Section 8(c).

(c) Termination Payment.

(i) The “Termination Payment” shall be an amount equal to (A) the Executive’s annual base salary immediately prior to the termination of the Executive’s employment plus (B) the Executive’s target annual bonus under the Company’s Senior Management Bonus Plan for the year in which the termination of the Executive’s employment occurs. The Termination Payment shall be paid to the Executive in cash equivalent ten (10) business days after the date of the executive’s termination of employment with the Company. Such lump sum payment shall not be reduced by any present value or similar factor, and the

Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of the Executive to, any other cash severance payments under any Company severance policy, practice or agreement.

(ii) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” as defined in Section 280G (or any successor provision) of the Internal Revenue Code of 1986, including any amendments thereto or any successor tax codes thereof (the “Code”), then the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 (or any successor provision) of the Code and any interest charges or penalties in respect of the imposition of such excise tax (collectively, the “Excise Tax”) (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 9(c)(ii), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the Total Payments that would be treated as “parachute payments” under Section 280G (or any successor provision) of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Executive. For purposes of reducing the Total Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Total Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Total Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(iii) For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G (or any successor provision) of the Code and such

“parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) (or any successor provision) of the Code. Promptly following a Covered Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an “excess parachute payment” as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments, and (D) the amount of any Gross-Up Payment or the reduction of any Total Payments to the Safe Harbor Cap, as the case may be. As used in this Agreement, the term “Base Period Income” means an amount equal to the Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) (or any successor provision) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) (or any successor provisions) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Section 8(c)(iii), the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder. Within five (5) days after the National Tax Counsel’s opinion is received by the Company and the Executive, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

(iv) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 (or any successor provision) of the Code shall reflect the intent of the parties as expressed in this Section 8(c), in the manner determined by the National Tax Counsel.

(v) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 8(c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(d) Additional Benefits. If there is a Covered Termination and the Executive is entitled to the Termination Payment, then (i) until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent health and dental coverage as the Executive was covered by immediately prior to the termination of the Executive’s employment and (ii) the Company shall bear up to $15,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under Section 8(c).

(e) Anticipatory Termination. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated (other than a termination due to the Executive’s death or as a result of the Executive’s disability) during the period of 180 days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Section 8 such termination of employment shall be deemed a “Covered Termination” and the “Employment Period” shall be deemed to have begun on the date of such termination.

(f) Expenses and Interest. If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by The Bank of New York, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive’s written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

(g) Definition of Change in Control. For purposes hereof, a “Change in Control” shall be deemed to occur on the first to occur of any one of the following events: (a) the consummation of a consolidation, merger, share exchange or reorganization involving the Company, unless such consolidation, merger, share exchange or reorganization is a “Non-Control Transaction” (as defined below); (b) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the assets of the Company (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all, or substantially all, of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (c) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than (1) the Company, (2) any subsidiary of the Company, (3) a trustee or other fiduciary holding securities under any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; or (d) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions. A “Non-Control Transaction” shall mean a consolidation, merger, share exchange or reorganization of the Company where (a) the stockholders of the Company immediately before such consolidation, merger, share exchange or reorganization beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger, share exchange or reorganization (the “Surviving Corporation”); (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation; and (c) no person (other than (1) the Company, (2) any subsidiary of the Company or (3) any employee benefit plan (or any trust forming a part thereof)

maintained by the Company, the Surviving Corporation or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the common stock of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(h) Good Reason. The Executive shall have “Good Reason” for termination of employment in connection with a Change in Control of the Company in the event of:

(i) any breach of this Agreement by the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(ii) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control;

(iii) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of disability pursuant to Section 7(b);

(iv) a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(v) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change in Control; or

(vi) the Company requires the Executive to travel on Company business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change in Control.

9. Severability. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

10. Complete Agreement. This Agreement, including Attachment A, contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral.

11. Additional Rights and Causes of Action. This Agreement, including Attachment A, is in addition to and does not in any way waive or detract from any rights or causes of action the Company may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

12. Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

13. Successors and Assigns. This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

14. Waivers. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Hudson Highland Group, Inc.

By:
Signature of Executive		Signature of Authorized Representative

Its:
Print Name		Title of Representative

Date	Date

Attachment A

CONFIDENTIALITY, NON-SOLICITATION

AND WORK PRODUCT ASSIGNMENT AGREEMENT,

AND MUTUAL AGREEMENT TO ARBITRATE CLAIMS

As a material inducement to and in consideration of his/her employment by Hudson Highland Group, Inc. and/or its affiliates or successors (individually and collectively, “HHG”), 1 Don Bielinski (the “Employee”) agrees as follows:

1. Confidential Information

1.1 Definition.

“Confidential Information” consists of all information or data relating to the business of HHG, including but not limited to, business and financial information; new product development and technological data; personnel information and the identities of employees; the identities of clients and suppliers and prospective clients and suppliers; client lists and potential client lists; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; trade secrets as defined by applicable law and other materials (whether in written, graphic, audio, visual, electronic or other media, including computer software) developed by or on behalf of HHG which is not generally known to the public, which HHG has and will take precautions to maintain as confidential, and which derives at least a portion of its value to HHG from its confidentiality. Additionally, Confidential Information includes information of any third party doing business with HHG (actively or prospectively) that HHG or such third party identifies as being confidential. Confidential Information does not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act by the Employee or an agent or other employee of HHG).

1.2 Agreement to Maintain the Confidentiality of Confidential Information.

The Employee acknowledges that, as a result of his/her employment by HHG, he/she will have access to such Confidential Information and to additional Confidential Information which may be developed in the future. The Employee acknowledges that all Confidential Information is the exclusive property of HHG, or in the case of Confidential Information of a third party, of such third party. The Employee agrees to hold all Confidential Information in trust for the benefit of the owner of such Confidential Information. The Employee further agrees that he/she will use Confidential Information for the sole purpose of performing his/her work for HHG, and that during his/her employment with HHG, and at all times after the termination of that employment for any reason, the Employee will not use for his/her benefit, or the benefit of others, or divulge or convey to any third party any Confidential Information obtained by the Employee during his/her employment by HHG, unless it is pursuant to HHG’s prior written permission.

1.3 Return of Property.

The Employee acknowledges that he/she has not acquired and will not acquire any right, title or interest in any Confidential Information or any portion thereof. The Employee agrees that upon termination of his/her employment for any reason, he/she will deliver to HHG immediately, but in no event later that the last day of his/her employment, all documents, data, computer hardware, computer

[1]	Any reference in this Agreement to HHG will be a reference also to each of its officers, directors, employees and agents, all subsidiary and affiliated entities, all benefit plans and benefit plans’ sponsors and administrators, fiduciaries, affiliates, and all successors and assigns of any of them.

programs and all other materials, and all copies thereof, including but not limited to copies of data in electronic form such as disks, tape or media cards, that were obtained or made by the Employee during his/her employment with HHG, which contain or relate to Confidential Information and will destroy all electronically stored versions of the foregoing. The Employee retains the right to retrieve and retain personal information.

2. Disclosure and Assignment of Inventions and Creative Works

The Employee agrees to promptly disclose in writing to HHG all inventions, ideas, discoveries, developments, improvements and innovations (collectively “Inventions”), whether or not patentable and all copyrightable works, including but not limited to computer software designs and programs (“Creative Works”) conceived, made or developed by the Employee, whether solely or together with others, during the period the Employee is employed by HHG. The Employee agrees that all Inventions and all Creative Works, whether or not conceived or made during working hours, that: (a) relate directly to the business of HHG or its actual or demonstrably anticipated research or development, or (b) result from the Employee’s work for HHG, or (c) involve the use of any equipment, supplies, facilities, Confidential Information, or time of HHG, are the exclusive property of HHG. The Employee hereby assigns and agrees to assign all right, title and interest in and to all such Inventions and Creative Works to HHG. The Employee understands that he/she is not required to assign to HHG any Invention or Creative Work for which no equipment, supplies, facilities, Confidential Information or time of HHG was used, unless such Invention or Creative Work relates directly to HHG’s business or actual or demonstrably anticipated research and development, or results from any work performed by the Employee for HHG.

3. Future Restrictions and Notice

3.1 Non-Solicitation of Clients.

During the period of the Employee’s employment with HHG and for a period of one year from the date of termination of such employment for any reason, the Employee agrees that he/she will not, directly or indirectly, for the Employee’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, call on, solicit, perform services for, interfere with or endeavor to entice away from HHG any client to whom HHG provides services at any time during the 12 month period proceeding the date of termination of the Employee’s employment with HHG, or any prospective client to whom HHG had made a presentation at any time during the 12 month period preceding the date of termination of Employee’s employment with HHG.

3.2 Non-Solicitation of Employees.

For a period of one year after the date of termination of Employee’s employment with HHG for any reason, the Employee agrees that he/she will not, directly or indirectly, hire, attempt to hire, solicit for employment or encourage the departure of any employee of HHG, to leave employment with HHG, or any individual who was employed by HHG as of the last day of the Employee’s employment with HHG.

3.3 Notice to New Employer

For a period of one year after the date of termination of Employee’s employment with HHG for any reason, the Employee agrees that he/she will bring the terms of this agreement to the attention of his/her new employer.

4. Agreement to Arbitrate

4.1 Acknowledgment.

HHG and the Employee (together the “Parties”) further recognize that differences may arise between either of them after or during Employee’s employment with HHG.

The Parties understand and agree that by entering into this agreement to arbitrate claims, each anticipates gaining the benefit of arbitration as a speedy, impartial dispute-resolution procedure, and understands and agrees that both are voluntarily consenting to forego other types of litigation, except as specifically listed below in Section 4.2. Employee acknowledges that his/her agreement to submit to arbitration as described in this Agreement is in consideration of and is a material inducement to his/her employment by HHG.

4.2 Claims Covered by this Agreement.

HHG and Employee mutually consent to the resolution by arbitration of all claims or controversies (tort, contract or statutory), whether or not arising out of Employee’s employment (or its termination), that HHG may have against Employee or that Employee may have against HHG (“claims”). The claims covered by this Agreement include, but are not limited to, claims for wages, bonuses, overtime pay, or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims, including but not limited to, defamation, wrongful termination, invasion of privacy and intentional infliction of emotional distress; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability), harassment and/or retaliation; claims for benefits or the monetary equivalent of benefits (except where an employee benefit or pension plan specifies that its claims procedure is subject to an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following Section 4.3.

4.3 Claims Not Covered by the Agreement.

Claims not covered by this Agreement include claims that Employee may have now or in the future for workers’ compensation or unemployment benefits. Also not covered are claims by HHG based on criminal acts of Employee, and claims for injunctive or other equitable relief for: (a) breach or threatened breach of any non-competition, non-solicitation, confidentiality and/or patent or invention assignment agreements; (b) unfair competition; or (c) the misappropriation, use and/or unauthorized disclosure of trade secrets or confidential information, as to each of which Employee understands and agrees that HHG may immediately seek and obtain relief from a court of competent jurisdiction.

4.4 Required Notice of All Claims and Statute of Limitations.

The Parties agree that each must deliver written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim will be void and deemed waived, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

4.5 Arbitration Procedures.

HHG and Employee agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current employment dispute rules of the American Arbitration Association (“AAA”).

The arbitrator shall render a written award and opinion in the form typically rendered in arbitrations. The award shall be final and binding.

4.6 Arbitration Fees and Costs.

HHG will pay the reasonable fees and costs of the arbitrator. HHG and Employee will each pay its and his/her costs and attorneys’ fees, if any. However, if either Party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees to the prevailing Party.

4.7 Requirements for Modification or Revocation.

This Agreement to arbitrate shall survive the termination of Employee’s employment. It may only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Agreement.

4.8 Sole and Entire Agreement.

This is the complete agreement of the parties on the subject of arbitration of disputes except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. Employee is not relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

4.9 Construction.

If any provision, portion or section of this Agreement is judged to be void or otherwise unenforceable, in whole or in part, such judgment will not affect the validity of the remainder of this Agreement.

4.10 Not an Employment Agreement.

This Agreement is not, and shall not be construed to create, any contract of employment or guarantee of employment for any specific time or under any specific terms or conditions., express or implied, and each of the Parties remains free to terminate the employment relationship at any time, for any reason or no reason, with or without notice, reason, or cause.

5. Miscellaneous

5.1 Enforcement.

If, at the time of enforcement of this Agreement, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area deemed reasonable under such circumstances will be substituted for the stated period, scope or area as contained in this Agreement. Because money damages would be an inadequate remedy for any breach of the Employee’s obligations under this Agreement, in the event the Employee breaches or threatens to breach this Agreement, HHG, or any successors or assigns, may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement.

5.2 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under my applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions, but this Agreement and/or such provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.3 Complete Agreement.

This Agreement contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral, relating to the subject matter contained herein.

5.4 Additional Rights and Causes of Action.

This Agreement is in addition to and does not in any way waive or detract from any rights or causes of action HHG may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

5.5 Governing Law.

Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction wherein the Employee resides or performs any duties hereunder or where any violation of this Agreement occurs.

5.6 Successors and Assigns.

The Agreement will inure to the benefit of and be enforceable by HHG and its successors and assigns. The Employee may not assign the Employee’s rights or delegate the Employee’s obligations hereunder.

5.7 Waivers.

The waiver by either the Employee or HHG of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

HHG AND EMPLOYEE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN HHG AND EMPLOYEE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE HAS BEEN GIVEN SUFFICIENT TIME AND OPPORTUNITY TO CONSIDER WHETHER TO SIGN THIS AGREEMENT; AND HAS NOT BEEN FORCED OR COERCED INTO DOING SO.

IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality Agreement and Mutual Agreement to Arbitrate Claims.

Don Bielinski	HUDSON HIGHLAND GROUP, INC.

Signature of Employee	Signature of Authorized Representative

Print Name of Employee	Title of Representative

Date	Date